Exhibit 10.14

REINSTATEMENT AND SECOND

AMENDMENT TO

AGREEMENT OF PURCHASE AND SALE

THIS REINSTATEMENT AND SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE ("Reinstatement") is made effective as of October 1, 2019 (the "Reinstatement Date") by and between TREEMONT CAPITAL PARTNERS III, LP, a Texas limited partnership ("Seller"), and Lodging Fund REIT III OP, LP a Delaware limited partnership with an address of 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103 ("Purchaser").

RECITALS

A. Purchaser and Seller are the parties to that certain Agreement of Purchase and Sale dated effective as of July 26, 2019 (the "Agreement"), with respect to the land located at 6004 Marsha Sharp Freeway, Lubbock, Texas 79407, more particularly described in the Agreement, and the improvements situated thereon, commonly known as the "Home2 Suites by Hilton-  Lubbock, TX".

B. The Agreement terminated as a result of Purchaser's failure to distribute its Satisfaction Notice in accordance with Section 14(a) of the Agreement.

C. The parties wish .to reinstate and further amend the Agreement in accordance with the terms and conditions set forth below.

AMENDMENT

NOW, THEREFORE, in consideration of the execution and delivery of this Reinstatement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged , the parties hereby further agree as follows:

1. All capitalized terms used herein shall have the same meanings ascribed to them in the Agreement.

2. By execution and delivery of this Reinstatement, Purchaser and Seller acknowledge that they have elected to proceed with the purchase and sale of the Property and that the Agreement shall be in full force and effect and is hereby reinstated and ratified by the Parties, subject to the modifications set forth in in this Reinstatement.

3. The Closing Date, as defined in Section 1.9 of the Agreement, shall be amended to be the earlier of (a) one hundred twenty (120) days following the Reinstatement Date, or (b) ten (10) business days following Loan Assumption Approval; provided, however, Purchaser shall have a one-time right to extend the Closing Date for an additional thirty (30) days by providing Seller written   notice at least five (5) business days prior to the Closing Date and  depositing  an additional  FIFTY THOUSAND  AND  N0 /100 DOLLARS ($50,000.00) (the "Closing Extension Deposit") with the Escrow  Agent.  The Closing Extension Deposit shall be deemed fully earned by Seller, shall be nonrefundable to Purchaser, and shall not be applicable to the Purchase Price at Closing.

4. The Purchase Price, as defined in Section 1.46 of the Agreement, is hereby reduced to the sum of FOURTEEN MILLION ONE HUNDRED FIFTY THOUSAND AND NO/DOLLARS ($14,150,000.00) payable in the manner described in Section 2.2 hereof, which amount shall include the Inventory.

5. As a material part of the consideration for this Reinstatement, on or before one (1) business day following the Effective Date, Purchaser shall deposit with Escrow Agent the sum of ONE HUNDRED THOUSAND AND N0/100 DOLLARS ($100,000 .00) ("DD Extension Fee"). Immediately

upon receipt of the DD Extension Fee, Escrow Agent shall be authorized to release the DD Extension Fee to Seller . Notwithstanding anything in the Agreement or this Reinstatement to the contrary, the DD Extension Fee shall be deemed fully earned by Seller, shall be nonrefundable to Purchaser in all events, and shall not be applicable to the Purchase Price at Closing. In the event that Purchaser fails to timely deposit the DD Extension Fee, this Agreement shall automatically terminate and neither party shall have any further rights or obligations under the Agreement, other than as set forth herein with respect to rights or obligations that survive termination of the Agreement.

6. The Study Period, as defined in Section 1.52 of the Agreement, shall be extended to 5:00 p.m., Central Time, on October 9, 2019. Notwithstanding anything in Section 2.S(a) to the contrary, Purchaser  shall  be deemed  to  have sent  its Satisfaction  Notice  on  the expiration  of the Study Period, unless Purchaser sends a written termination notice to the contrary prior to the expiration of the Study Period ("Termination Notice"). In the event Purchaser sends a Termination Notice, Earnest Money, expressly excluding the DD Extension Fee, shall be refunded to Purchaser, and neither party shall have any further rights or obligations pursuant to the Agreement, other than as set forth herein with respect to rights or obligations that survive termination.

7. In the event  that  Purchaser  fails  to  send  the  Termination  Notice,  Purchaser' s  right to terminate the Agreement in accordance with Article 2 of the Agreement shall have expired and be of no further force or effect. In addition, as ·a material part of the consideration for this  Reinstatement, Purchaser hereby waives any other termination rights, together with all conditions to closing intended for the benefit of Purchaser, except in accordance with Section 7.1 (Casualty), Section 7.2 (Condemnation), Section 8.2 (Seller Default) and Section 9 of this Reinstatement (Reliance Letter), following such events in which Purchaser elects to terminate this Agreement, the Earnest Money, expressly excluding the DD Extension Fee, shall be refunded to Purchaser, and neither party shall have any further rights or obligations pursuant to the Agreement, other than as set forth herein with respect to rights or obligations that survive termination .

8. Within ten (10) days following the Reinstatement Date, Purchaser shall deliver Seller written confirmation and reasonable evidence that Purchaser has fully completed and submitted its Assumption Application, including payment of the Assumption Fee. In the event that Purchaser fails to satisfy its obligations under this Agreement, Purchaser shall be deemed in default of this Agreement, Seller shall be authorized to terminate this Agreement and receive all remaining Earnest Money in accordance with Section 8.1(b).

9. Purchaser and Seller shall cooperate, at Purchaser's sole cost and expense, to obtain a Phase I Environmental Site Assessment or reliance letter certified to Purchaser ("Reliance Letter"). In the event that Purchaser has not received such Phase I Environmental Site Assessment or Reliance Letter on or before 5:00 p.m., Central Time, on Thursday, October 31, 2019, Purchaser or Seller may terminate this Agreement. In the event that Purchaser or Seller elects to terminate this Agreement in accordance with this Section 9, the Earnest Money, expressly excluding the DD Extension Fee, shall be refunded to Purchaser, and neither party shall have any further rights or obligations pursuant to the Agreement, other than as set forth herein with respect to rights or obligations that survive termination.

10. This Reinstatement may be executed in multiple counterparts which, when combined together, shall constitute an original of this Reinstatement. In addition, facsimile signatures of the parties shall be effective on all counterparts of this Reinstatement.

11. This Reinstatement, together with the Agreement, embodies the entire agreement of the parties hereto. The Agreement, as amended hereby, can only be further modified or varied by written instrument subscribed to by all the parties hereto.

12. All terms and conditions of the Agreement not specifically amended hereby are hereby ratified, confirmed, and shall continue in full force and effect.

[signature page to follow]

IN WITNESS WHEREOF, Seller and Purchaser  have executed  this Reinstatement  as of the day  and year first above  written.

SELLER:

TREEMONT CAPITAL PARTNERS III, LP, a
Texas Limited Partnership

By:		TREEMONT CAPITAL PARTNERS III GP, LLC,
a Texas Limited Liability Company, Its General Partner

By :		TREEMONT INVESTMENTS, INC.,
a Texas Corporation, Its Sole Member

	By:	/s/ Philip A. McRae
Philip A. McRae, President

PURCHASER:

Lodging Fund REIT III OP, LP.
a Delaware limited partnership

By:		Lodging Fund REIT III,
Inc. a Maryland corporation
Its:		General Partner

By:		/s/ David Durell
David Durell, Chief Acquisition Officer

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